STATEMENT OF ADDITIONAL INFORMATION



BRUCE FUND, INC.
20 North Wacker Drive
Suite 2414
Chicago, Illinois  60606
(312) 236-9160





This Statement of Additional Information is not a Prospectus, but it should be read in conjunction with the Prospectus. The Prospectus may be obtained by writing or calling BRUCE FUND, INC. Certain information is incorporated by reference to the Report to Shareholders dated July 31, 2001. The Report to Shareholders is available, without charge, upon request by calling 1-800-347-8607. This Statement of Additional Information relates to the Prospectus dated October 30, 2002.




Date:  October 30, 2002





	ORDER OF CONTENTS

Fund History

Classification

Investment Strategies and Risk

Fund Policies

Management of the Fund

Code of Ethics

Control Persons and Principal Holders of Securities

Investment Advisory and Other Services

Brokerage Allocation

Capital Stock and Other Securities

Purchase, Redemption and Pricing of Shares

Taxation of the Fund

Underwriters

Audited Financial Statements as of June 30, 2002

Signatures
Consent of Independent Public Accountants
















STATEMENT OF ADDITIONAL INFORMATION

Fund History:	Bruce Fund, Inc. is a Maryland corporation
incorporated on June 20, 1967. The Fund's only business during the past five years has been an investment company. The name of the Fund was changed to Bruce Fund, Inc., in October 1983.

	Classification: The Fund is an open end, diversified, management investment company.

	Investment Strategies and Risks: The principal strategies followed in seeking to achieve the Fund's primary investment objective of long-term capital appreciation are described in the prospectus. Securities of unseasoned companies, where the risks are considerably greater than common stocks of more established companies, may also be acquired from time to time if the Fund management believes such investments offer possibilities of capital appreciation. The Fund may also invest in securities convertible into common stocks, preferred stocks, other debt securities and warrants. The Investment Restrictions, to which the Fund is subject, limit the percentage of total fund assets that may be invested in the securities of any one issuer. These restrictions do not apply to securities representing ownership interest in United States Government securities.

Fund Policies: The Fund has adopted certain investment restrictions which are matters of fundamental policy and cannot be changed without the approval of the holders of a majority of the outstanding shares of the Fund as defined by the Investment
Company Act.  These fundamental policies are:

1.	Securities of other investment companies will not be
purchased, except the Fund may purchase securities issued by money market funds.

2.	The Fund will not acquire or retain any security
issued by a company if one or more officers or directors of the Fund or any affiliated persons of its investment adviser beneficially own more than one-half of one percent (0.5%) of such company's stock or other securities, and all of the foregoing persons owning more than one-half of one percent (0.5%) together own more than 5% of such stock or security.

3.	The Fund will not borrow money or pledge any of its
assets.

	4.	Investments will not be made for the purpose of
exercising control or management of any company. The Fund will not purchase securities of any issuer if, as a result of such purchase, the Fund would hold more than 10% of the voting securities of such issuer.

5.	The Fund will not sell short, buy on margin or engage
in arbitrage transactions.

	6.	The Fund will not lend money, except for the
purchase of a portion of an issue of publicly-distributed debt securities.

	7.	The Fund will not buy or sell commodities,
commodity futures contracts or options on such contracts.

8.	The Fund will not act as an underwriter or distributor
of securities, other than its own capital stock, except as it may be considered a technical "underwriter" as to certain securities which may not be publicly sold without registration under the Securities Act of 1933.

9.	The Fund will not purchase or write any puts, calls or
combinations thereof. The Fund may, however, purchase warrants for the purchase of securities of the same issuer issuing such warrants, or of a subsidiary of such issuer. The investment in warrants, valued at the lower of cost or market, may not exceed 5.0% of the value of the Fund's net assets. Included within that amount, but not to exceed 2.0% of the value of the Fund's net assets, may be Warrants which are not listed on the New York or American Stock Exchange. Warrants acquired by the Fund in units or attached to securities may be deemed to be without value.

	10.	The Fund will not purchase or own real estate or
interests in real estate, except in the marketable securities of real estate investment trusts.

11.	The Fund will not purchase any securities which
would cause more than 10% of the Fund's net assets at the time of purchase to be invested in securities which may not be publicly sold without registration under the Securities Act of 1933.

12.	Not more than 25% of the value of the Fund's total
assets (exclusive of government securities) will be invested in companies of any one industry or group of related industries.
The Fund will not issue senior securities.

13.	The Fund will be required to have at least 75% of the
value of its total assets represented by (i) cash and cash items (including receivables), (ii) government securities as defined in the Investment Company Act of 1940, and (iii) other securities, limited in respect of any one issuer to an amount not greater in value than 5% of the value of the total assets of the Fund and to not more than 10% of the outstanding voting securities of the issuer.

14	The Fund will not invest in oil, gas or other mineral leases.

	It is the policy of the Fund not to invest more than 5% of the value of the Fund's total assets in securities of issuers, including their predecessor, which have been in operation less than three years. Registrant does not presently invest in foreign securities and has no present plans to make such investments. There is no restriction against making investments in the securities of unseasoned issuers or of foreign issuers and such investments may be made in management's discretion, without approval of a majority of the Fund's outstanding voting securities. Management has no present intention of changing either policy described.

MANAGEMENT OF THE FUND

The Fund is managed by its officers and directors. It has no advisory board, and no standing committees of the board of directors. Directors are elected at the annual meeting and serve until the successor of each shall have been duly elected and shall have qualified. Independent directors (I.D.) constitute a majority of the board.



 The current board of directors is:

                         Directors

	(1) *Robert B. Bruce
	Age 71


Business Experience
for Last Five Years

l974 to present - principal,
Bruce and Co. (investment
advisor); l982 to present -
Chairman of Board of
Directors, Treasurer,
Professional Life &
Casualty Company (life
insurance issuer),
previously Assistant
Treasurer.

             (2) Ward M. Johnson (I.D.)
	Age 65

2002 to present - Real
Estate Sales, Landings Co.;
2000 to 2002 President,
Savannah Capital (viatical
investments); l997 to 2000
- Publisher "Florida
Golfer"magazine.

             (3) John R. Nixon (I.D.)
	Age 61

Member, Chicago Board
Options Exchange, Trader


	Mr. Bruce has been a director since l983; Mr. Ward M.
Johnson was elected in December, l985 and Mr. Nixon was elected in December, 1999.

	*R. Jeffrey Bruce is Vice President and Secretary of the
Fund, and is Vice President of Bruce and Co., the Fund manager.
He has held these positions since 1983. R. Jeffrey Bruce is the son of Robert B. Bruce. (* Indicates Affiliated Person)

	Compensation Table: Robert B. Bruce and R. Jeffrey Bruce are officers and stockholders of the Fund manager, Bruce and Co., which is paid a management fee by the Fund. There are no concessions to directors or affiliated persons who invest in Fund shares. Directors aggregate annual compensation is listed below:

            Ward M. Johnson       $100.00
             John R. Nixon           $100.00
	Code of Ethics
	The Fund and the Fund manager have adopted a Code of Ethics designed to ensure that the interests of fund shareholders come before the interests of the people who manage the fund.
Among other provisions, the Code of Ethics requires all investment personnel with access to information about the purchase or sale of securities by the fund to report to the Board of Directors all transactions in covered securities, which is reviewed quarterly. Control Persons and Principal Holders of Securities

(a)	Robert B. Bruce is believed by management to be the
only person who owns beneficially, either directly or indirectly, more than 25% of the voting securities of the Fund. (See, (b) below). Bruce Fund, Inc. is a Maryland corporation. In that no major corporate measure requires approval by more than 75% of all outstanding shares, no person voting alone could permit:

(1)	the consolidation, merger, share exchange or
transfer of assets to another person;

(2)	the distribution of a portion of the assets of the
Fund to its stockholders in partial liquidation;

(3)	the voluntary dissolution of the Fund;

(4)	the "business combination" of the Fund with
another person as described in Maryland General Corporation
Law, Sec. 3-601 through 3-603.

(b)	Robert B. Bruce owned 41.6%, and R. Jeffrey Bruce
owned 5.8%, of the outstanding shares of the Fund at June 30, 2001. No other person is known to the Board of Directors of the Fund to be the beneficial owner of more than 5%.

(c)	Robert B. Bruce, President of the Fund and principal
owner of Bruce and Co., investment adviser to the Fund, presently owns 10,567 shares of the Fund, and his wife owns 677 shares; Mr. Bruce disclaims any beneficial ownership in Mrs. Bruce's shares. All other directors, Ward M. Johnson and John R. Nixon, own no shares.

Investment Advisory and Other Services

(a)	The Board of Directors basis for annually approving or
disapproving the existing investment advisory contract, include all of the following: the reasonableness of fees; extent and quality of services provided; investment performance of the fund; control of operating expenses; other revenue to the advisor; and the manner in which portfolio transactions of the fund are conducted.

(b)	Bruce and Co., an Illinois corporation controlled by
Robert B. Bruce, is the only investment adviser to the Fund. Mr. Bruce is in control of the adviser, and is Chairman of the Board of Directors, President and Treasurer of the Fund. R. Jeffrey Bruce is the son of Robert B. Bruce, is employed by, and a stockholder, officer and director of, Bruce and Co. and is Vice-President and Secretary of the Fund.

The advisory fee payable by the Fund to Bruce and Co. is a percentage applied to the average net assets of the Fund as follows:

Annual Percentage Fee
Applied to Average Net Assets
of Fund


1.0%
Up to $20,000,000; plus


0.6%
$20,000,000 through
$100,000,000; plus


0.5%
over  $100,000,000

	A fee installment will be paid in each month and will be computed on the basis of the average of the daily closing net asset values for each business day of the previous calendar month for which the fee is paid (e.g., 1/12% of such average will be paid in respect to each month in which such average is less than $20 million).

(1)	The advisory fee paid to Bruce and Co. during
2002 was $36,497, during 2001 was $29,115, and during 2000 was
$24,272.

(2)	The Fund is not subject to any expense limitation
provision.

(c)	The following services furnished for and on behalf of
the Fund are supplied and paid for wholly or in substantial part by the investment adviser in connection with the Investment Advisory
Contract:

	The adviser provides suitable office space in its own offices and all necessary office facilities and equipment for managing the assets of the Fund;
members of the adviser's organization serve without salaries from the Fund as directors, officers or agents of the Fund, if duly elected or appointed to such positions by the shareholders or by the Board of Directors; the adviser bears all sales and promotional expenses of the Fund, other than expenses incurred in complying with laws regulating the issue or sale of securities.

(d)	There are no fees, expenses, and costs of the Fund
which are to be paid by persons other than the investment adviser or the Fund.

(e)	There are no management related service contracts
under which services are provided to the Fund.

(f)	No person other than a director, officer, or employee of
the Fund or person affiliated with Bruce and Co. regularly furnishes advice to the Fund and to Bruce and Co. with respect to the desirability of the Fund's investing in, purchasing and selling securities or other property or is empowered to determine what securities or other property should be purchased or sold by the Fund and no other person receives, directly or indirectly, remuneration for such advice, etc.

(g)	There is no plan pursuant to which the Fund incurs
expenses related to the distribution of its shares and there are no agreements relating to the implementation of such a plan.

(h)	The Fund's custodian is Fifth Third Bank, 38 Fountain
Square Plaza, Cincinnati, Ohio 45263. The Fund's independent public accountant is Grant Thornton LLP, 130 E. Randolph Street,
Chicago, Illinois 60601.

	The above named custodian has custody of all the Fund's securities. It accepts delivery and makes payment for securities purchased and makes delivery and receives payment for securities sold. The Fund's Shareholder and Transfer Agent is Unified Advisers, Inc., 431 N. Pennsylvania Street, Indianapolis, Indiana 46204-1897; it receives and processes all orders by investors to purchase and to redeem Fund's shares, maintaining a current list of names and addresses of all stockholders and their respective holdings. Upon receipt of authorization to make payment of Fund expenses from the investment adviser, the above named custodian makes such payments from deposits of the Fund, and sends confirmation of all bills paid. Unified Advisers, Inc. pays dividends, makes capital gain distributions and mails annual reports and proxy statements to stockholders.

	Certified independent public accountants performed an annual audit of Fund's financial statements for each of the ten years ended June 30, 2002.

Brokerage Allocation

(a)	Decisions to buy and sell securities for the Fund, the
selection of brokers and negotiation of the commission rates to be paid, or mark-ups (or mark-downs) on principal transaction, are made by Bruce and Co.  Robert B. Bruce, an employee of the Fund and owner of Bruce and Co., is primarily responsible for making the Fund's portfolio decisions, subject to direction by the Board of Directors of the Fund. He is also primarily responsible for placing the Fund's brokerage business and, where applicable, negotiating the amount of the commission rate paid taking into account factors described in paragraph (c) below. It is the adviser's policy to obtain the best security price and execution of transactions available. During each of the last three fiscal years, the total brokerage commissions on the purchases and sales of portfolio securities by the Fund were:
	Total Brokerage Commissions
	2002		      $6,639
              2001		      $1,310
              2000                           $2,000



(b)	None of the brokers with whom the Fund dealt in the
last three years was affiliated in any manner with the Fund, or with any affiliated person of the Fund, including the investment adviser.

(c)	Brokers are selected to effect securities transactions for
the Fund based on the adviser's overall evaluation of the commission rates charged, the reliability and quality of the broker's services and the value and expected contribution of such services to the performance of the Fund. Where commissions paid reflect services furnished in addition to execution, the adviser will stand ready to demonstrate that such services were bona fide and rendered for the benefit of the Fund. Such commissions may, on occasion, be somewhat higher than could be obtained from brokers not supplying such services. The adviser considers the supplementary research and statistical or other factual information provided by dealers in allocating portfolio business to dealers.
Such allocation is not on the basis of any formula, agreement or understanding.

It is not possible to place a dollar value on such research and other information and it is not contemplated that the receipt and study of such research and other information will reduce the cost to Bruce and Co. of performing duties under the Advisory
Agreement. The Board of Directors of the Fund has permitted the Fund to pay brokerage commissions which may be in excess of those which other brokers might have charged for effecting the same transactions, in recognition of the value of the brokerage and research services provided by the executing brokers. The research, which is received from brokers, includes such matters as information on companies, industries, economic and market factors. The information received may or may not be useful to the Fund, and may or may not be useful to the investment adviser in servicing other of its accounts.

Bruce and Co. attempts to evaluate the overall reasonableness of the commissions paid by the Fund by attempting to negotiate commissions which are within a reasonable range, in the light of any knowledge available as to the levels of commissions being charged, but keeping in mind the brokerage and research services provided. Bruce and Co. will not execute portfolio transactions for the Fund and does not expect to receive reciprocal business from dealers who do so. Purchases and sales of securities which are not listed or traded on a securities exchange will ordinarily be executed with primary market makers, acting as principals, except where better prices or execution may otherwise be obtained.

(d)	Bruce and Co. is not aware that any of the Fund's
brokerage transactions during the last fiscal year were placed pursuant to an agreement or understanding with a broker or otherwise through an internal allocation procedure because of research services provided.



Capital Stock and Other Securities

	Bruce Fund, Inc. has only one class of authorized stock, Capital Stock, $1.00 par value; its Articles of Incorporation authorize the Issuance of 200,000 such shares. Stockholders are entitled to one vote per full share, to such distributions as may be declared by the Fund's Board of Directors out of funds legally available, and upon liquidation to participate ratably in the assets available for distribution. The holders have no preemptive rights. All shares have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of such directors if they choose to do so, and, in such event, the holders of the remaining shares so voting will not be able to elect any directors. The shares are redeemable (as described in the Prospectus) and are transferable. All shares issued and sold by the Fund will be fully paid and non-assessable. There are no material obligations or potential liabilities associated with ownership of Fund stock. There are no conversion rights and no sinking fund provisions.

Purchase, Redemption and Pricing of Shares

See Prospectus, "Purchasing Fund Shares " and "Redemption of Fund Shares". There are no underwriters and no distribution of expenses of offering price over the net amount invested. There is no difference in the price at which securities are offered to public and individual groups and the directors, officers and employees of the Fund or its adviser.

Taxation of the Fund

The Fund intends to distribute all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies. Therefore, no provision will be made for Federal income taxes since the Fund has elected to be taxed as a "regulated investment company".

On dividends from ordinary income and short-term gains the stockholders pay income tax in the usual manner. The dividend-received exclusion does not apply to capital gains distributions. The dividend-received exclusion is subject to proportionate reduction if the aggregate dividends received by the Fund from domestic corporations in any year is less than 75% of the Fund's gross income exclusive of capital gains. Statements will be mailed to shareholders in January of the year after the close of the fiscal year showing the amounts paid and the tax status of the year's dividends and distribution. The dividends and long-term capital gains are taxable to the recipient whether received in cash or reinvested in additional shares. Federal legislation requires the Fund to withhold and remit to the Treasury a portion (20%) of dividends payable if the shareholder fails to furnish his taxpayer identification number to the Fund, if the Internal Revenue Service notifies the Fund that such number, though furnished, is incorrect, or if the shareholder is subject to withholding for other reasons set forth in Sec. 3406 of the Internal Revenue Code.

Underwriters

	The Fund will continuously offer public distribution of its securities. There are no underwriters with respect to such public distributions.

Financial Statements:

The Financial Statements filed herewith consist of:

A.	Audited Financial Statements as of June 30, 2002,
including:

(1)	Balance Sheet
(2)	Statement of Operations
(3)	Notes to Financial Statements
(4)	Schedule of  Investments
(5)	Statement of Changes in Net Assets, years ended
June 30, 2002
and 2001
(6)	Report of independent public accountants, dated
July 25, 2002
(7)	Financial Highlights

Other information respecting Bruce Fund, Inc. is included in Part C, filed heretofore.


	 July 31, 2002

Management Discussion and Analysis

The Bruce Fund shares produced a total return of 8.26% for the year ended June 30, 2002, compared to a total return of a negative 19.16% for the S&P 500 Index for the same period. Contributions to the year's performance were equally split between the stock and bond holdings. Stock market indices as evidenced by the S&P 500 were uniformly weak.
Fund management has concentrated its efforts at finding what it sees as the best opportunities for capital appreciation. Areas of interest have been restructured companies, small cap equities and distressed debt securities. We have attempted to find companies that have underestimated liquidity and flexibility, ones that can survive and thrive, regardless of the health of the overall economy.

Independent power producers have been caught up in the Enron scandal and we thought they created some exceptional values especially in the convertible preferred shares of Calpine and AES. We were both early and wrong but are staying the course. Like wise we were wrong in investing in two fallen angels, Worldcom and Adelphia Communications. We bought the bonds of both companies at substantial discounts, but it has still proven costly. Again we are holding on with the prospects of some salvageable value.

As stated in the Prospectus, the Fund's objective is long-term capital appreciation from stocks and/or bonds. Shareholders are invited to use the toll-free number (800) 347-8607 to obtain any Fund information.








        After-tax returns are calculated using the historical highest individual federal marginal income tax rates, and do not reflect the impact of state and local taxes; and actual after-tax returns depend on the investor's tax situation and are not relevant in tax deferred accounts.









                 BRUCE FUND, INC.
	BALANCE SHEET
	JUNE 30, 2002

ASSETS
Investments, at Market Value (Cost $3,169,253)	$3,562,331
	Cash		   105,402
	Dividends Receivable	  119
	Interest Receivable	55,437
	Prepaid Insurance	474

		TOTAL ASSETS	$3,723,763

LIABILITIES
	Accrued Expenses	  $    20,674

		TOTAL LIABILITIES	    20,674

CAPITAL
Capital Stock (25,422 Shares of $1 Par Value
  Capital Stock Issued and Outstanding; 200,000
  Shares Authorized)	      25,422
Paid-in Surplus	2,854,049
Accumulated Undistributed Net Investment Income 306,895
Net Realized Gains on Investments	123,645
Net Unrealized Appreciation on Investments	393,078

TOTAL CAPITAL (NET ASSETS)	$3,703,089

     TOTAL LIABILITIES AND CAPITAL	$3,723,763

NET ASSET VALUE (Capital) Per Share$   145.67

The accompanying notes are an integral part of this statement.


	BRUCE FUND, INC.
	STATEMENT OF OPERATIONS
	FOR THE YEAR ENDED JUNE 30, 2002

INVESTMENT INCOME
	Dividends	$  14,330
	Interest		 195,605
				$ 209,935
EXPENSES
	Management Fees	$ 36,497
	Custodian/Security Transaction 2,288
	Directors	186
	Transfer Agent Fees	10,000
	Legal Fees	  728
	Audit and Accounting Fees	9,620
	Insurance	1,004
	Printing                                            	728

Total Expenses Before Expense Reimbursement 61,051

		Expense Reimbursement	(7,485)

		Net Expenses		53,566

		NET INVESTMENT INCOME
	156,369

REALIZED AND UNREALIZED GAINS ON
INVESTMENTS
 Net Realized Gains on Investments
470,008
Net Change in Unrealized Appreciation on Investments
 (360,738)

NET GAIN ON INVESTMENTS
	109,270

NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS		$ 265,639


The accompanying notes are an integral part of this statement.










 	BRUCE FUND, INC.
	NOTES TO FINANCIAL STATEMENTS
	June 30, 2002



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

	The financial statements of Bruce Fund, Inc. (the "Fund") have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP") and reporting practices prescribed for the mutual fund industry. The preparation of financial statements in conformity with US
GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A description of the significant accounting policies follows:

1.Portfolio valuation: Market value of investments is based on the last sales price reported on each valuation date. If there were no reported sales on that day, the investments are valued using the mean of the closing bid and asked quotations obtained from published sources. NASDAQ and unlisted securities for which quotations are available are valued at the closing bid price.

2.	Securities transactions and investment income:
Securities transactions are recorded on a trade date basis.
Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded as earned, and discounts on investments are accreted into income using the
effective interest method.   Realized gains or losses from securities
transactions are recorded on the specific identification method for both book and tax purposes. At June 30, 2002, the cost of investments held was $3,169,253 for both financial reporting and federal income tax purposes. At June 30, 2002, gross unrealized appreciation on investments was $800,768 and gross unrealized depreciation on investments was $(407,690) for both financial reporting and federal income tax purposes.

NOTE B - CAPITAL STOCK:

	During the years ended June 30, 2002 and June 30, 2001, there were 32 and 525 shares redeemed; 916 and 263 shares issued and 3,619 and 1,478 shares issued through dividend reinvestment, respectively.

 NOTE C - PURCHASES AND SALES OF SECURITIES:

During the year ended June 30, 2002, purchases and sales of securities with original maturities of greater than one year were $1,192,820 and $1,013,659 respectively.


NOTE D - RELATED PARTIES

	Bruce and Company, an Illinois corporation, is the investment advisor of the Fund and furnishes investment advice. In addition it provides office space and facilities and pays the cost of all prospectuses and financial reports (other than those mailed to current shareholders). During 2002 the investment adviser also voluntarily absorbed certain transfer agent expenses of the Fund that the investment adviser felt exceeded the amount that would have been charged to the Fund, based on its size. These expenses approximated $7,485 in 2002. Compensation to Bruce and Company for its services under the Investment Advisory Contract is paid monthly based on the following:

   Annual Percentage Fee   	Applied to Average
Net Assets of Fund
         1.0%                                Up to
$20,000,000; plus
        0.6%                          $20,000,000 to
$100,000,000; plus
     0.5%                           over
$100,000,000.

As of June 30, 2002, Robert B. Bruce owned 10,567 shares and R. Jeffrey Bruce owned 1,469 shares. Robert B. Bruce is a director of the Fund; both Robert B. Bruce and R. Jeffrey Bruce are officers of the Fund and are officers, directors and owners of the investment advisor, Bruce and Company.

NOTE E - TAXES:

The Fund has made distributions to its shareholders so as to be relieved of all Federal income tax under provisions of current tax regulations applied to regulated investment companies, and personal holding companies.

NOTE F - DIVIDEND DISTRIBUTION:

	During December 2001, the Fund announced a dividend from net investment income of $8.00 per share, aggregating $172,037 and a long-term capital gain distribution of $17.25 per share aggregating $370,955. These distributions were payable December 31, 2001 to shareholders of record on December 28, 2001.




BRUCE FUND, INC.
	STATEMENT OF CHANGES IN NET ASSETS
	FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

		              2002              2001
OPERATIONS
Net Investment Income  $  156,369       $ 96,084
Net Realized Gains on Investments
		        470,008           25,382
Net Change in Unrealized Appreciation
 on Investments	      (360,738)        689,339
Net Increase in Net Assets
 Resulting from Operations  265,639  810,805

DISTRIBUTIONS TO SHAREHOLDERS
Distributions from Net Investment Income
			 (172,037)    (37,017)
Distributions from Net Capital Gains
    			 (370,955) (175,363)
Decrease in Net Assets Resulting from
 Distributions to Shareholders (542,992) (212,380)

CAPITAL STOCK TRANSACTIONS
Proceeds from Shares Issued 155,300  37,100
Increase from Shares Issued in Reinvested
  Distributions	              537,560	209,673
Cost of Shares Redeemed	 (5,320)  (77,210)
Increase in Net Assets Resulting from
Capital Stock Transactions	 687,540 169,563

TOTAL INCREASE               410,187 767,988

NET ASSETS
Beginning of Year	         3,292,902    2,524,914
End of Year (including accumulated undistributed
  net investment income of $306,895 and $279,439,
  respectively)	        $ 3,703,089   $3,292,902




The accompanying notes are an integral part of these statements.


	REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders and Board of
Directors of BRUCE FUND, INC.:

	We have audited the accompanying balance sheet of BRUCE
FUND, INC. (a Maryland corporation), including the schedule of investments, as of June 30, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for the years ended June 30, 2002 and June 30, 2001, and the financial highlights included in Note G for the five years ended June 30, 2002. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights included in Note G for the three years ended June 30, 2000 were audited by other auditors, who issued unqualified opinions on these highlights.

	We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2002, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Bruce Fund, Inc. as of June 30, 2002, the results of its operations for the year then ended, the changes in its net assets for the years ended June 30, 2002 and June 30, 2001, and the financial highlights for the five years ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP


Chicago, Illinois
July 25, 2002


NOTE G - FINANCIAL HIGHLIGHTS:

	Selected data for each share of capital stock outstanding through each year is presented below :

 2002           2001  2000	          1999	      1998

Net Asset Value, Beginning of Period  (B)
$157.42   128.15     $135.51        $175.27        $138.35
Income From Investment Operations
Net Investment Income
  6.76     4.74   4.41        4.02	    4.32
Net Gains or (Losses) on Investments
   6.74   35.43    (3.77)	 (26.18)	  36.88
(both realized and unrealized)
 Total From Investment Operations
 13.50   40.17       0.64       (22.16)	  41.20
Less Distributions
Distribution (from net investment income) (A)
(8.00)       (1.90) (4.50)	  (4.40)     (4.28)
Distribution (from net capital gain (A)
 (17.25)          (9.00)   (3.50)          (13.20)         -------
  Total Distributions
 (25.25)         (10.90) (8.00)          (17.60)           (4.28)
Net Asset Value, End of Period (C)
$145.67       $157.42     $ 128.15   $ 135.51   $ 175.27

 Total Return
 8.26%  32.26%   1.44%	(13.46%)  29.77%

Ratios/Supplemental Data

Net Assets, End of Period ($ million)
   3.70         $   3.29    $  2.52      $  2.60  $  3.25
Ratio of Expenses to Average Net Assets
  1.46%       1.60%     1.71%       1.64%     1.59%
Ratio of Net Income to Average Net Assets
  4.27%  3.28%          3.55%     2.59%       2.60%
Portfolio Turnover Rate
 28.59%49.42%     22.26%    34.78%       2.60%





  BRUCE FUND
OFFICERS AND
  DIRECTORS


Robert B. Bruce
President and Treasurer


R. Jeffrey Bruce
Vice President and Secretary


John R. Nixon
Director


W. Martin Johnson
Director


Investment Adviser
	Bruce and Co., Inc.
	Chicago, Illinois


Custodian
	Fifth Third Bank
	Cincinnati, Ohio


Transfer Agent
	Unified Advisers, Inc.
	Indianapolis, Indiana


Counsel
	Thomas P. Ward
	Lake Forest, Illinois


Independent Public Accountants
	Grant Thornton LLP
	Chicago, Illinois




		BRUCE FUND, INC.
	     SCHEDULE OF INVESTEMENTS

		  June 30, 2002

COMMON STOCKS (31.83%)

No. of Shares	Issue	Cost	Market Value

	Property-Casualty Insurance (1.29%)

700	       RLI Corp.	6,496	12,100

	Pharmacuetical/Drug Delivery (9.05%)

13,600	Atrix Labs         113,931	302,600

6,000	 *Elan	      75,310	32,820

	Life Science Products (2.47%)

5,000	*Serologicals  20,725	91,450

	Health Services (7.65%)

10,071	*Assisted Living 60,771	30,21
103,000"	*Health Grades 13,325	6,180
25,000"    America Service Group138,994	246,750

	Energy Services (5.87%)

24,000	*Team, Inc      64,920	217,200

	Misc. Services (5.50%)

4,000	*Amerco	72,590	59,160
40,000	*Rural Metro    75,938 144,400
	Total Stocks     736,375  1,178,573

PREFERRED STOCK (6.62%)

	Utility Services (6.62%)

6,000	AES Convt. C 6.75%         167,655	113,100
6,000	Calpine 5.0% due 8-1-05     161,050	132,000
	Total Preferred Stocks	328,705	245,100
BONDS (57.75%)
Principal		Issue
Cost	Market Value
	U.S. Government (29.67%)

$4,000,000 U.S. Treasury Strips bp due 8-15-2028
860,066	865,000
1,000,000 U.S. Treasury Strips cpn due 2-15-2027
218,120	233,750
		Total U.S. Government Bonds
1,078,186    1,098,750

	Corporate (5.27%)
$150,000  Rural Metro 7.875% due 3-15-2008
55,500    	108,750
$200,000	*Worldcom 8.25% due 5-15-2031(flat)
	      85,000       32,000
$60,454	Assisted Living 10% due 1-1-2009
54,175	 54,408
	Total Corporate Bonds
194,675      195,158




	Corporate Convertibles (22.81%)

$200,000	Res-Care 6.00% due 12-1-2004
125,750   158,000
$250,000	Viropharma 6.00% due 3-1-2007
100,937	  91,250
$100,000	Alexion 5.75% due 3-15-2007
61,125	  63,500
$200,000	*Adelphia 6.00% due 2-15-
2006(flat)     91,750    17,000
$100,000	Curagen 6.00% due 2-2-2007
65,000	  70,000
$700,000	*Drug Emporium 7.75%
(liquidating)        0	   7,000
$400,000	Internet Capital 5.50% due 12-21-
2004  117,000	 112,000
$100,000	Sepracor 5.00% due 2-15-2007
63,750	  57,000
$400,000	Ibasis 5.75% due 3-15-2005
93,000	 128,000
$600,000	Level 3 Comm. 6.00% due 3-15-2010
113,000   141,000
	    Total Corporate Convertibles
831,312	 844,750

	Total Bonds
$2,104,173 2,138,658

	Total Investments (96.20%)
$3,169,253 3,562,331

	Cash, other assets less liabilities
(3.80%)     $140,758

	TOTAL NET ASSETS (100%)
$3,703,089

	The accompanying notes to financial
statements are an integral part of this
schedule
	*Non-cash income producing


Signatures
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Chicago and the State of Illinois on the 30th day of October, 2002.

Bruce Fund, Inc.
By:   Robert B. Bruce	 By:  W. Martin Johnson
President and Treasurer	    Director
By:  R. Jeffrey Bruce 	 By:  John R. Nixon
Vice President and Secretary    Director






CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption
"Independent Certified Public Accountants" and to the use of our report dated July 30, 2002, in this Annual Report and Registration Statement (File Numbers 2-27183 and 811-1528) of Bruce Fund,
Inc.




Grant Thornton LLP

Chicago, Illinois
November 14, 2002

      The Fund frequently purchases and sells securities from dealers acting as principals; no commissions are paid on such transactions but do include
 mark-ups (or mark-downs).
      	Figures are based on average daily shares outstanding during year, with the following exceptions:  (A)  number of shares at dividend payment
 date, (B) number of shares at
beginning of year, (C) number  of shares at end of year.
          Ratio of expenses to average net assets before reimbursement for 2002, 2001, and 2000 was 1.67%,
           1.85%, and 2.18% respectively.


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